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                                 Exhibit (13)(d)


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                          SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made this 1st day of December, 1995 among The One Group-Registered Trademark- Services Company (the "Administrator"), an Ohio corporation having its principal place of business at 1900 E. Dublin-Granville Road, Columbus, Ohio 43229; BANC ONE INVESTMENT ADVISORS CORPORATION (the "Sub-Administrator"), an Ohio corporation having its principal place of business at 774 Park Meadow Road, Westerville, Ohio 43081; and The One Group (the "Trust"), a Massachusetts business trust maintaining its principal place of business as provided herein. Capitalized terms not otherwise defined herein have the meaning given such terms in the Management and Administration Agreement dated December 1, 1995, as amended, between the Administrator and the Trust (the "Management and Administration Agreement").

     WHEREAS, the Administrator has entered into a Management and Administration Agreement with the Trust concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, the Trust desires the Administrator to retain the Sub-Administrator to perform administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     l. SERVICES AS SUB-ADMINISTRATOR. As provided herein, the Sub-Administrator will perform the following duties in accordance with all applicable laws and regulations:

          (i) assist the Trust in the supervision of all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Advisory Agreement, the custodian for the Funds under its Custodian Agreement, and the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant under its Fund Accounting Agreement between the Administrator and the Trust dated December l, 1995, as amended (the "Fund Accounting Agreement");

          (ii) maintain office facilities (which may be in the office of Sub-Administrator or an affiliate but shall be in such location as the Trust shall reasonably determine);

          (iii) furnish statistical and research data clerical, accounting and bookkeeping services, except for those services provided pursuant to the terms of the Fund Accounting Agreement, and stationery and office supplies;

          (iv) prepare the periodic reports to the Securities and Exchange Commission on Form N-SAR or any replacement forms thereto;


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          (v)   compile data for, prepare for execution by the Funds and file
                (after review by the Trust's auditors) all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Trust's Custodian and transfer agent;

          (vi) prepare and file compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

          (vii) assist the Trust to the extent requested by the Trust in the preparation, mailing, and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statements;

          (viii)prepare and file timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act")

          (ix) prepare and file with the Securities and Exchange Commission all Registration Statements on Form N-lA and all amendments thereto with the advice of Trust's counsel;

          (x) prepare and file with the Securities and Exchange Commission Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents;

          (xi) provide Trustee Board meeting support, including the preparation of documents related thereto; and

          (xii) provide shareholder services to the Trust.

     The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

     3.   COMPENSATION.

          on an annual basis to 3.4 one-hundredths of one percent (0.034%) of the average daily net assets of each Multiple Class Fund and five one hundredths of one percent (0.050%) of each Single Class Fund, in each case computed daily and paid monthly on the business day following receipt by the Administrator of its fee under the Administration Agreement, unless a lower percentage is due under Schedule A of the Management and Administration Agreement. The Administrator shall receive all of the fees pursuant to the Management and Administration Agreement during the Transition Period.

          (i) REMAINDER OF TERM OF THE SUB-ADMINISTRATOR. The Administrator shall receive all the fees pursuant to the Management and Administration Agreement for each month. In each such month, the total amount of the fee for said month under the Management and Administration Agreement

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               for the Multiple-Class Funds shall be expressed upon payment in terms of an annual rate of one-hundredths of one percent of the average daily net asset value of the Multiple-Class Funds (the "Blended Management and Administration Rate"). The Administrator shall pay the Sub-Administrator for the services provided under this Agreement in each month following the Transition Period the fees provided below, in each case computed daily and paid monthly on the business day following receipt by the Administrator of its fee under the Management and Administration Agreement, unless a lower percentage is due under schedule A of the Management and Administration Agreement.

     (A) SINGLE CLASS FUNDS. FOR EACH MONTH, THE SUB-ADMINISTRATOR'S FEE WITH RESPECT TO THE SINGLE CLASS FUNDS SHALL CONSIST OF an amount equal on an annual basis to five one hundredths of one percent (0.05%) of the average daily net assets of each Single Class Fund.

     (B)  MULTIPLE-CLASS FUNDS.

          (a) Months During Which Assets Are Nine Billion Dollars or Less. For each month during which average daily net assets are at or below $9,000,000,000, the Sub-Administrator's fee with respect to Multiple-Class Funds shall consist of an amount equal on an annual basis to that calculated by reference to the Blended Management and Administration Rate, as reduced by an amount equal on an annual basis to eleven one hundredths of one percent (.11%);

          (b) MONTHS DURING WHICH ASSETS EXCEED NINE BILLION DOLLARS. For each month, during which average daily net assets exceed $9,000,000,000, the amount of such assets over $9,000,000,000 shall be known as the "Overage Amount." In such a month, the Sub-Administrator's fee with respect to Multiple-Class Funds shall consist of the following three components:

               (I) an amount equal on an annual basis to 5.8 one hundredths of one percent (.058%) of $9,000,000,000;

               (II) an amount equal on an annual basis to 5.9 one hundredths of one percent (.059%) of one half of the Overage Amount; and

               (III) an amount equal on an annual basis to the product produced by multiplying one half of the Overage Amount by the Blended Management and Administration Rate as reduced by an amount equal on an annual basis to eleven one hundredths of one percent (.1l%).


     4. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of December 1, 1995 (or, if a particular Fund is not in existence on that date, on the date


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specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date")

     5. TERM. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for the period from the Effective Date through November 30, 1996 and shall be renewed automatically for any additional period for which the Management and Administration Agreement is renewed. This Agreement is terminable with respect to a particular Fund only upon mutual agreement of all the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than sixty days' notice by the Trust's Board of Trustees or by the Administrator.

     For purposes of this Agreement, "cause," shall mean (i) willful misfeasance, bad faith, gross negligence, abandonment, or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (ii) regulatory, administrative, or judicial action initiated against either party with regard to the violation of any rule, regulation. order, or law; (iii) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (iv) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (v) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

     6. (a) STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. The Administrator shall not be liable to the Trust or the Sub-Administrator with respect to services to be provided by the Sub-Administrator hereunder nor for any breach by the Sub-Administrator of any of the terms and conditions hereunder. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from a reckless disregard by it of its obligations and duties. The Administrator agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all liabilities or expenses, including but not limited to attorney fees, in connection with any claims or regulatory actions based upon reasonable reliance on written information or records with respect to a Fund given to the Sub-Administrator by a duly authorized representative of the Administrator, Fund Accountant, or Distributor; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

          (b) The Sub-Administrator agrees to indemnify the Administrator, its employees, agents, directors, officers, affiliates and nominees (collectively, the "Administrator Indemnified Parties") from and against any and all liabilities and expenses, including but not limited to attorney fees (collectively, "Liabilities"), in connection with any claims or regulatory


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actions based on acts or failures to act in connection with or relating to this
Agreement or the Management and Administration Agreement except for claims or actions due to the Administrator's negligence, bad faith, willful misfeasance or reckless disregard of its obligations and duties under this Agreement or the Administration Agreement.

     8. RECORD RETENTION AND CONFIDENTIALITY. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31 a-1 and 31a-2 under the 1940 Act. The Sub-Administrator agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the Administrator, or by duly authorized regulatory agencies at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process. The Sub-Administrator further agrees to turn over such books and records upon demand by the Administrator and/or the Trust. If not so turned over to the Trust, such document and records will be retained by the Sub-Administrator as described above pursuant to applicable law. At the end of any prescribed period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     9. UNCONTROLLABLE EVENTS. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by the Administrator under this Agreement and the Management and Administration Agreement are the property of the Administrator. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Administrator and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     11. REPRESENTATIONS OF THE ADMINISTRATOR. The Administrator represents and warrants that this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting rights and remedies of creditors and secured parties.

     12. REPRESENTATIONS OF THE SUB-ADMINISTRATOR. The Sub-Administrator represents and warrants that this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, shall constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Sub-Administrator further represents and warrants that it is duly qualified and has the capabilities to


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competently perform the duties and responsibilities it has agreed to perform pursuant to this Agreement.

     13. REPRESENTATIONS OF THE TRUST. The Trust represents and warrants that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the Administrator at the following address: (TITLE), 1900 E. Dublin-Granville Road, Columbus, Ohio 43229; to the Sub-Administrator at the following address: (TITLE), 774 Park Meadow Road, Westerville, Ohio 43091; to the Trust at the following address: (TITLE), - 774 Park Meadow Road, Westerville, Ohio, 43081, or at such other address as any party may from time to time specify in writing to the other parties pursuant to this Section.

     15. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     16. USE OF AGENTS. The Sub-Administrator may employ agents of its choice to assist it in the performance of its duties under this Agreement including, but not limited to, parties (including the Administrator or any affiliate, or
successor thereto) who currently provide services to the Trust.   If the Sub-
Administrator employs any agents, the Sub-Administrator shall be solely responsible for the acts or omissions of such agents and the Administrator shall not be liable for any acts or omissions of such agents.

     17. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. The name "The One Group-Registered Trademark-" and "Trustees of The One Group-Registered Trademark-" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The One Group-Registered Trademark-" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

     18. ASSIGNMENT. Each of the Management and Administration Agreement and this Agreement shall be void in the case of its Assignment (as that term is used in the Investment Company Act of 1940) absent the consent of the Trust to such Assignment.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[SEAL)                   THE ONE GROUP-Registered Trademark- SERVICES COMPANY


                         By:  Steve Mintos
                             -----------------------------------------------

                         Title: Executive Vice President
                                --------------------------------------------


                         BANC ONE INVESTMENT ADVISORS CORPORATION


                         By: Mark Beeson
                             -----------------------------------------------

                         Title: Chief Financial Officer
                                --------------------------------------------


                         THE ONE GROUP-Registered Trademark-

                         By: Mark Dillon
                             -----------------------------------------------

                         Title: President
                                --------------------------------------------


Dated:    December 1, 1995


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                                   SCHEDULE A
                   TO THE SUB -ADMINISTRATION AGREEMENT AMONG
              THE ONE GROUP-Registered Trademark- SERVICES COMPANY
                    BANC ONE INVESTMENT ADVISORS CORPORATION,
                     AND THE ONE GROUP-Registered Trademark-


NAME OF FUND
------------

U.S. Treasury Securities Money Market Fund
Prime Money Market Fund
Municipal Money Market Fund
Ohio Municipal Money Market Fund
Income Equity Fund
Disciplined Value Fund
Small Company Growth Fund
Blue Chip Equity Fund
International Equity Index Fund
Equity Index Fund
Large Company Value Fund
Large Company Growth Fund
Asset Allocation Fund
Income Bond Fund
Limited Volatility Bond Fund
Intermediate Bond Fund
Government Bond Fund
Government ARM Fund
Short-Term Global Bond Fund
Tax-Free Bond Fund
Intermediate Tax-Free Bond Fund
Ohio Municipal Bond Fund
Texas Tax-free Bond Fund
West Virginia Tax-Free Bond Fund
Kentucky Municipal Bond Fund
Arizona Tax-Free Bond Fund
Treasury Money Market Fund
Treasury Only Money Market Fund
Government Money Market Fund
Tax Exempt Money Market Fund
Institutional Prime Money Market Fund


THE ONE GROUP-Registered Trademark-               BANC ONE INVESTMENT ADVISORS
SERVICES COMPANY                                  CORPORATION

By: Steve Mintos                                  By: Mark Beeson
    -----------------------------                     --------------------------

Title: Executive Vice President                   Title: Chief Financial Officer
                                                         -----------------------


THE ONE GROUP-Registered Trademark-

By:  Mark Dillon
     -----------------------------
Title: President
       ---------------------------